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Exhibit 10.44

Employment and Transition Agreement

        This Employment and Transition Agreement (the "Agreement") is entered into this 30th day of June 2003 between Lawrence B. Evans ("Evans") and Aspen Technology, Inc., a Delaware corporation (the "Company").

Recitation

        Evans was the founder of the Company, served as its Chairman and Chief Executive Officer for 21 years after its founding in 1981, and built the Company from a start-up with eight founding employees to a public company with more than 1,800 employees. Evans has an international reputation in the field of process modeling, simulation, and optimization. The Company considers it desirable to retain the services of Evans for a transition period, to continue his active involvement with the Company, and to benefit from his reputation in the field.

Agreements

        Evans and the Company agree as follows:

        1.    Term of Full-Time Employment.    Evans will continue to serve as a full-time employee of the Company through June 30, 2004 ("Full-Time Term"). During the Full-Time Term Evans will receive a base salary of $325,000 per year, plus all the employee benefits provided to other executive management employees, excluding participation in the Company's bonus program except as provided in paragraph 4(f) below. In addition, Evans will participate in the Company's stock option program to the extent that grants of stock options are appropriate to his role as Chairman and a Director of the Company.

        2.    Activities During Full-Time Term.    During the Full-Time Term, Evans will perform the following activities.

  a.
  Service as Chairman.    Subject to the approval of the Company's Board of Directors, it is expected that Evans will continue to serve as Chairman of the Company. Evans will not be eligible for additional cash compensation in consideration for this service, but will be eligible for director stock options, as approved by the Compensation Committee. These director stock options shall, to the extent possible under applicable law, be eligible for ISO treatment and shall be in the same amount and under the same terms as provided for non-employee directors, notwithstanding the fact that Evans is an employee. Without limiting the foregoing, as soon as is practicable after execution of this Agreement, Evans will receive a grant of 24,000 stock options, 6,000 of which shall be immediately vested, and the remaining 18,000 of which shall vest at the rate of 2,000 per calendar quarter beginning with the calendar quarter ending September 30, 2003. The strike price for these 24,000 options shall be the closing price of the stock on the date immediately preceding the date on which the option is granted. Thereafter, Evans shall receive director stock options annually in an amount that shall not be less than the amount awarded to any other director.

  b.
  Company Activities.    Evans will perform such activities as are mutually agreed between him and the CEO. It is expected that these activities will include: (1) supporting the Company's Customer Relationship Management Program initiative, (2) supporting specific customer sales pursuits, and (3) representing the Company at major technology and marketing events.

  c.
  Non-Company Activities.    Evans may devote up to one-half of his time to non-Company activities, provided that such activities are appropriate in view of his responsibilities to the Company and do not conflict with the interests of the Company.

        3.    Part-Time Employment.    At the end of the Full-Time Term, Evans will become a part-time employee for a period of four years through June 30, 2008 (the "Part-Time Term"). During the

Part-Time Term, Evans will receive a base salary of $162,500 per year plus all the employee benefits provided to other executive management employees, excluding participation in the Company's bonus program (except as provided in paragraph 4(f) below), and he will participate in the Company's stock option program only to the extent that grants of stock options are appropriate to his role as Chairman and a Director of the Company. During the Part-Time Term, Evans will make himself available to provide services to the Company for up to 30 days per year at the direction of the Company's CEO. Additional services may be obtained at the rate of $5,000 per day upon the mutual agreement of the Company and Evans. The Company will reimburse Evans for all expenses reasonably incurred by him in performing services for the Company during the Part-Time Term. Evans and his family shall be entitled to continue to participate in the Company's group health insurance plans during both the Full-Time Term and the Part-Time Term, and Evans' entitlement to continuation health care coverage under COBRA shall commence at the end of the Part-Time Term.

        4.    Miscellaneous Support.    During both the Full-Time Term and the Part-Time Term:

  a.
  Office and Professional.    The Company will provide Evans an office in the Company facilities with secretarial support, a laptop or equivalent computer and network access, and the Company will reimburse Evans for reasonable travel expenses to participate in external professional activities, such as meetings of the NAE, AIChE and other professional organizations and service on university advisory committees. Reimbursement for travel expenses for external professional activities will not exceed $20,000 in any one year without prior approval from the Company's CEO.

  b.
  Stock Options.    Evans will be eligible to participate in any option exchange program offered by the Company to the executive management team who report to the Company's CEO. Evans will be an employee and, therefore, his options will continue to vest and be valid according to their terms.

  c.
  Adjustment for Inflation.    All of the dollar amounts mentioned in the Agreement will be adjusted on an annual basis, as of each January 1, to account for inflation. The adjustment will be made on the basis of the consumer price index for Boston, Massachusetts. There will be no decrease in the dollar amounts in the case of disinflation.

  d.
  Attorney's Fees.    The Company will reimburse Evans for reasonable attorney's fees and expenses incurred in connection with the negotiation of this Agreement.

  e.
  Death or Disability.    Should Evans become unable to provide services under this Agreement due to disability during either the Full-Time Term or the Part-Time Term, the Company will place Evans on disability leave of absence for the remainder of the Full-Time and Part-Time Terms (or for such portion of such Terms as Evans remains disabled) and during such leave shall continue to pay the amounts due under this Agreement to Evans. Disability shall be determined by a physician reasonably satisfactory to both Evans and the Company. In the event that Evans dies during either the Full-Time Term or the Part-Time Term, the Company shall continue to pay the amounts due under this Agreement to Evans' estate and all of Evans' unvested stock options shall immediately become vested.

  f.
  Eligibility for Bonuses.    Notwithstanding any provision of this Agreement to the contrary, during the Full-Time Term and the Part-Time Term, Evans shall be eligible to receive bonuses under the Company's bonus plan on the basis as bonuses are awarded to other executive management employees of the Company, but only to the extent necessary to reimburse Evans for amounts that have been deducted from his salary since April 16, 2002, under the Company's Salary Deduction Program.

        5.    Termination of Change of Control Agreement.    The Change in Control Agreement dated August 12, 1997 between the Company and Evans is terminated by mutual consent and is no longer in effect.

        6.    Public Announcement.    The Company agrees to review with Evans any proposed announcements, internal company-wide communications or other public disclosures related to his employment status with the Company prior to their release. No such communications will be released without Evans's prior approval, which will not be unreasonably withheld. Evans agrees that he and his agents will not otherwise publicize or disclose, directly or indirectly, the existence of this Agreement, the terms thereof, or the circumstances giving rise to the Agreement, to anyone other than Evans's attorney, accountant, financial advisor and members of his immediate family or as required by law.

        7.    Release by Evans.    In consideration of the agreements by the Company set forth in this Agreement, Evans, on behalf of himself, his heirs, successors, current and former agents, representatives, attorneys, assigns, executors, beneficiaries, and administrators, hereby releases and forever discharges the Company and each and all of its officers, directors, shareholders, employees, representatives and agents from any and all charges, complaints, claims, liabilities, obligations, promises, Agreements, controversies, damages, actions, causes of action, suits, rights, demands, costs, losses, debts and expenses (including attorneys' fees) related in any way to Evans's employment with or separation from the Company, as well as all claims under Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Age Discrimination in Employment Act, the Older Worker Benefit Protection Act, the Employee Retirement Income Security Act of 1974, the National Labor Relations Act, the Family and Medical Leave Act, any other federal, state or local anti-discrimination laws, and any other contractual or tort claims relating to Evans's employment or separation from employment with the Company; provided, however, that nothing in this Release shall prevent Evans from seeking to enforce his rights under this Agreement.

        In exchange for the agreements by Evans set forth in this Agreement, the Company and all of its respective present and former directors, officers, employees, agents, successors, assigns and affiliates, hereby releases and forever discharges Evans, from any and all suits, claims, demands, debts, sums of money, damages, interest, attorneys' fees, expenses, actions, causes of action, judgments, accounts, promises, contracts, agreements, and any and all claims of law or in equity, whether now known or unknown, which they now have or ever have had against him, including, but not limited to claims under any federal state or local statute, regulation, ordinance or common law, related to or arising out of Evans' employment with the Company; provided, however, that nothing in this Release shall prevent the Company from seeking to enforce its rights under this Agreement.

        8.    Procedures.    By signing this Agreement, Evans acknowledges and agrees that:

  a.
  he has been afforded a reasonable and sufficient period of time for deliberation thereon and for negotiation of the terms thereof;

  b.
  he has carefully read and understands the terms of this Agreement;

  c.
  he has signed this Agreement freely and voluntarily and without duress or coercion and with full knowledge of its significance and consequences and of the rights relinquished, surrendered, released and discharged hereunder;

  d.
  the only consideration for signing this Agreement are the terms stated herein and no other promise, Agreement or representation of any kind has been made to him by any person or entity whatsoever to cause him to sign this Agreement;

  e.
  that the Company did offer him a minimum period of at least twenty-one (21) days after his receipt of this Agreement to review it; and

  f.
  that the Company advised him that he had the opportunity to consult an attorney before signing this Agreement.

This Agreement may be revoked, in writing sent to the CEO of the Company by Evans at any time during the period of seven (7) calendar days following the date of execution by Evans. If such seven (7) day revocation period expires without Evans exercising his revocation right, then the obligations of this Agreement will then become fully effective as more fully set forth herein.

        9.    Integration; Severability; Binding on Successors.    This Agreement constitutes an integrated Agreement, containing the entire understanding of the parties with respect to the matters addressed herein and, except as set forth in this Agreement, no representations, warranties or promises have been made or relied on by the parties. This Agreement shall prevail over any prior communications between the parties or their representations relative to matters addressed herein. Notwithstanding the foregoing, if any court of competent jurisdiction should determine that any part of this Agreement is unenforceable, the part of the Agreement so determined shall be considered severed from the rest of this Agreement, and the rest of this Agreement shall remain in full force and effect. This Agreement shall be binding upon the Company, its successors and assigns.

        10.    Applicable Law; Arbitration.    This Agreement shall be interpreted, enforced and governed under the laws of the Commonwealth of Massachusetts. Any disputes arising under this Agreement shall be submitted to binding arbitration by the American Arbitration Association ("AAA"). The arbitration shall be conducted in Boston, Massachusetts, before a single arbitrator, and the arbitrator shall be selected and the arbitration conducted pursuant to the AAA's rules governing commercial arbitration.

/s/ LAWRENCE B. EVANS Lawrence B. Evans
Aspen Technology, Inc.
By:	/s/ ILLEGIBLE
Title:	/s/ ILLEGIBLE

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  Exhibit 10.44
Employment and Transition Agreement